EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:               Richard Current

Neogen VP & CFO

517/372-9200

Neogen acquires assets of Rivard Instruments

LANSING, Mich., Dec. 4, 2007 — Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired the assets of Rivard Instruments, Inc., of Winnipeg, Canada. Rivard Instruments and Neogen’s subsidiary, Ideal Instruments, Inc., are both manufacturers of detectable veterinary hypodermic needles.

The acquisition settles lengthy litigation between the two companies regarding numerous patents owned by each. The patent battles were centered on lawsuits filed by Ideal Instruments in federal courts in Iowa charging Rivard Instruments with patent infringement. A similar lawsuit in Canada was also settled as a part of this acquisition agreement.

Ideal Instruments and Rivard Instruments collectively own patents protecting the manufacturing and marketing of detectable veterinary hypodermic needles specially designed to reduce breakage during animal injections. The major advantage of the needles is that in the event a needle is broken with the cannula remaining in an animal muscle, it would be detected by metal detectors used in meat processing plants. The typical veterinary hypodermic needle is generally not detected. These detectable needles have been widely adopted by producers throughout the world, and several countries have mandated use of these needles, particularly in pork production. The two companies own patents or have patents pending in over 30 countries.

Details of the transaction were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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